Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound	Investor Contact Information: Ken Apicerno
Phone: 781-622-1223	Phone: 781-622-1294
E-mail: sandy.pound@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2020 Results

WALTHAM, Mass. (February 1, 2021) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Highlights

•Fourth quarter revenue grew 54% to $10.55 billion.
•Fourth quarter GAAP diluted earnings per share (EPS) increased 151% to $6.24.
•Fourth quarter adjusted EPS increased 100% to $7.09.

•Full year revenue grew 26% to $32.22 billion.
•Full year GAAP diluted EPS increased 74% to $15.96.
•Full year adjusted EPS increased 58% to $19.55.

•Led the industry in supporting our customers and enabling the societal response to the pandemic, delivering exceptional results while significantly strengthening the long-term growth trajectory of the company.

•Achieved very strong growth in the fourth quarter, generating $3.2 billion of COVID-19 response revenue and accelerating growth momentum in the base business.

•Delivered an extraordinary year of high-impact innovation, establishing leadership in COVID-19 testing — highlighted by the Applied Biosystems TaqPath COVID-19 Combo Kit and Amplitude Solution for high-throughput PCR-based testing — while continuing to strengthen our leading offerings in electron microscopy, mass spectrometry, biosciences and bioproduction. During the quarter, we launched the Thermo Scientific Tundra cryo-transmission electron microscope to further democratize this ground-breaking technology.

•Continued to build on our industry-leading scale in high-growth and emerging markets during the year, adding single-use bioproduction manufacturing in Suzhou, China, and opening new commercial centers to support our materials science customers in China and South Korea. In the quarter, we announced the formation of a joint venture to establish a biological drug development and manufacturing facility in Hangzhou, China.

•Significantly increased capital expenditures during the year, investing $1.5 billion to support near- and long-term growth opportunities across our businesses. In the quarter, we announced plans to manufacture plasmid DNA for cell and gene therapies in Carlsbad, California, and to expand our bioproduction cell culture media site in Grand Island, New York.

•Advanced our environmental, social and governance priorities, highlighted by commitments to our Foundation for Science, which supports STEM education in underserved communities, and the Just Project, to help enable the safe return of students and faculty at historically black colleges and universities.

•Continued to successfully execute our capital deployment strategy, returning $1.8 billion of capital to shareholders in 2020 through stock buybacks and dividends. We also entered into a strategic partnership with CSL to expand our biologics capacity and acquired Phitonex to enhance our flow cytometry offering for cell analysis. Shortly after year end, we acquired Novasep’s European viral vector business and agreed to acquire Mesa Biotech to enhance our PCR-based diagnostics offering with rapid point-of-care testing.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“Our team executed extremely well and operated with speed at scale to help our customers and governments around the world respond to the pandemic and continue to advance their important work,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “I am proud that we delivered the strongest year of performance in our company’s history. From a financial perspective, we generated exceptional growth in revenue, earnings and free cash flow for the quarter and the year.”

Casper added, “Our performance in 2020 showcased our proven strategy in action, our commitment to our customers’ success and our ability to lead in a changing environment. We are continuing to significantly invest in talent, capabilities and infrastructure to build on the value we’ve created and ensure an even brighter future.”

Fourth Quarter 2020

Revenue for the quarter grew 54% to $10.55 billion in 2020, versus $6.83 billion in 2019. Organic revenue growth was 51% and currency translation increased revenue by 3%.

GAAP Earnings Results

GAAP diluted EPS in the fourth quarter of 2020 increased 151% to $6.24, versus $2.49 in the same quarter last year. GAAP operating income for the fourth quarter of 2020 grew to $3.07 billion, compared with $1.23 billion in the year-ago quarter. GAAP operating margin increased to 29.1%, compared with 18.0% in the fourth quarter of 2019.

Non-GAAP Earnings Results

Adjusted EPS in the fourth quarter of 2020 increased 100% to $7.09, versus $3.55 in the fourth quarter of 2019. Adjusted operating income for the fourth quarter of 2020 grew 107% compared with the year-ago quarter. Adjusted operating margin increased to 33.3%, compared with 24.9% in the fourth quarter of 2019.

Full Year 2020

Revenue for the full year grew 26% to $32.22 billion in 2020, versus $25.54 billion in 2019. Organic revenue growth was 25% and currency translation increased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS for the full year increased 74% to $15.96, versus $9.17 in 2019. GAAP operating income for 2020 grew to $7.79 billion, compared with $4.59 billion a year ago. GAAP operating margin increased to 24.2% in 2020, compared with 18.0% in 2019.

Non-GAAP Earnings Results

Adjusted EPS for the full year rose 58% to $19.55, versus $12.35 in 2019. Adjusted operating income for 2020 grew 60% compared with 2019, and adjusted operating margin increased to 29.7%, compared with 23.4% a year ago.

Annual Guidance for 2021

The company will provide 2021 financial guidance during its earnings conference call this morning at 8:30 a.m. Eastern time.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the fourth quarter of 2020, Life Sciences Solutions Segment revenue grew 138% to $4.37 billion, compared with revenue of $1.84 billion in the fourth quarter of 2019. Segment adjusted operating margin increased to 53.1%, versus 37.5% in the 2019 quarter.

For the full year 2020, Life Sciences Solutions Segment revenue grew 77% to $12.17 billion, compared with revenue of $6.86 billion in 2019. Segment adjusted operating margin increased to 50.2% in 2020, compared with 35.7% a year ago.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 8% to $1.64 billion in the fourth quarter of 2020, compared with revenue of $1.52 billion in the fourth quarter of 2019. Segment adjusted operating margin was 20.2%, versus 26.0% in the 2019 quarter.

For the full year 2020, Analytical Instruments Segment revenue was $5.12 billion, compared with revenue of $5.52 billion in 2019. Segment adjusted operating margin was 15.8%, versus 23.1% in 2019.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 109% to $1.97 billion in the fourth quarter of 2020, compared with revenue of $0.94 billion in the fourth quarter of 2019. Segment adjusted operating margin was 26.4%, versus 23.7% in the 2019 quarter.

For the full year 2020, Specialty Diagnostics Segment revenue grew 44% to $5.34 billion, compared with revenue of $3.72 billion in 2019. Segment adjusted operating margin was 25.6%, versus 2019 results of 25.0%.

Laboratory Products and Services Segment

In the fourth quarter of 2020, Laboratory Products and Services Segment revenue grew 28% to $3.62 billion, compared with revenue of $2.83 billion in the fourth quarter of 2019. Segment adjusted operating margin was 9.4%, versus 13.8% in the 2019 quarter.

For the full year 2020, Laboratory Products and Services Segment revenue grew 16% to $12.24 billion, compared with revenue of $10.60 billion in 2019. Segment adjusted operating margin was 10.4%, versus 2019 results of 12.5%.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, such as charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the fourth quarter of 2020, adjusted EPS for the full year 2021 will exclude approximately $3.12 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty, and without unreasonable effort, items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, February 1, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (778) 560-2662 outside the U.S. The conference ID is 9253945. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, February 12, 2021.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding $30 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 80,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our results to differ materially from those indicated by such forward-looking statements are set forth in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (a)(b)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$10,550		$6,829
Costs and Operating Expenses:
Cost of revenues (c)	4,867	46.1%	3,670	53.7%
Selling, general and administrative expenses (d)	1,793	17.0%	1,208	17.7%
Amortization of acquisition-related intangible assets	411	3.9%	428	6.3%
Research and development expenses	376	3.6%	262	3.8%
Restructuring and other costs, net (e)	32	0.3%	29	0.5%
	7,479	70.9%	5,597	82.0%
Operating Income	3,071	29.1%	1,232	18.0%
Interest Income	12		45
Interest Expense	(146)		(142)
Other Expense, Net (f)	(45)		(97)
Income Before Income Taxes	2,892		1,038
Provision for Income Taxes (g)	(394)		(36)
Net Income	$2,498	23.7%	$1,002	14.7%

Earnings per Share:
Basic	$6.30		$2.51
Diluted	$6.24		$2.49
Weighted Average Shares:
Basic	397		399
Diluted	400		402

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$3,071	29.1%	$1,232	18.0%
Cost of Revenues Charges, Net (c)	1	0.0%	1	0.0%
Selling, General and Administrative (Credits) Charges, Net (d)	(3)	0.0%	8	0.1%
Restructuring and Other Costs, Net (e)	32	0.3%	29	0.5%
Amortization of Acquisition-related Intangible Assets	411	3.9%	428	6.3%
Adjusted Operating Income (b)	$3,512	33.3%	$1,698	24.9%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$2,498		$1,002
Cost of Revenues Charges, Net (c)	1		1
Selling, General and Administrative (Credits) Charges, Net (d)	(3)		8
Restructuring and Other Costs, Net (e)	32		29
Amortization of Acquisition-related Intangible Assets	411		428
Other Expense, Net (f)	42		113
Benefit from Income Taxes (g)	(146)		(153)
Adjusted Net Income (b)	$2,835		$1,428

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$6.24		$2.49
Cost of Revenues Charges, Net of Tax (c)	0.00		0.00
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	0.00		0.02
Restructuring and Other Costs, Net of Tax (e)	0.06		0.06
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.75		0.82
Other Expense, Net of Tax (f)	0.08		0.21
Benefit from Income Taxes (g)	(0.04)		(0.05)
Adjusted EPS (b)	$7.09		$3.55

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$3,339		$1,913
Purchases of Property, Plant and Equipment	(586)		(289)
Proceeds from Sale of Property, Plant and Equipment	1		18
Free Cash Flow	$2,754		$1,642

Segment Data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$4,368	41.4%	$1,838	26.9%
Analytical Instruments	1,636	15.5%	1,518	22.2%
Specialty Diagnostics	1,967	18.6%	939	13.8%
Laboratory Products and Services	3,616	34.3%	2,834	41.5%
Eliminations	(1,037)	-9.8%	(300)	-4.4%
Consolidated Revenues	$10,550	100.0%	$6,829	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$2,321	53.1%	$690	37.5%
Analytical Instruments	331	20.2%	394	26.0%
Specialty Diagnostics	520	26.4%	223	23.7%
Laboratory Products and Services	340	9.4%	391	13.8%
Subtotal Reportable Segments	3,512	33.3%	1,698	24.9%

Cost of Revenues Charges, Net (c)	(1)	0.0%	(1)	0.0%
Selling, General and Administrative Credits (Charges), Net (d)	3	0.0%	(8)	-0.1%
Restructuring and Other Costs, Net (e)	(32)	-0.3%	(29)	-0.5%
Amortization of Acquisition-related Intangible Assets	(411)	-3.9%	(428)	-6.3%
GAAP Operating Income (a)	$3,071	29.1%	$1,232	18.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $1 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $1 of charges to conform the accounting policies of recently acquired businesses with the company's accounting policies.
(d) Reported results in 2020 and 2019 include $(4) and $8, respectively, of certain third-party (credits) expenses, principally transaction/integration costs related to recent/terminated acquisitions. Reported results in 2020 also include $1 of credits from changes in estimates of contingent acquisition consideration and $2 of charges associated with product liability litigation.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2020 include $22 of charges for the write-off of acquired technology. Reported results in 2019 include $4 of charges for a post-closing adjustment to the gain on sale of the Anatomical Pathology business and $4 of charges for pre-acquisition litigation-related matters.
(f) Reported results in 2020 include $42 of charges related to terminated interest rate swaps and $2 of net charges for the settlement/curtailment of pension plans, offset in part by $2 of gains from investments. Reported results in 2019 include $142 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans, offset in part by $31 of net gains from investments.
(g) Reported provision for income taxes includes i) $130 and $144 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $(9) and $9 of incremental tax (provision) benefit in 2020 and 2019, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $25 of incremental tax benefit in 2020 from audit settlements.
Notes:
Consolidated depreciation expense is $191 and $148 in 2020 and 2019, respectively.

Consolidated Statement of Income (a)(b)
	Year Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$32,218		$25,542
Costs and Operating Expenses:
Cost of revenues (c)	15,713	48.8%	13,715	53.7%
Selling, general and administrative expenses (d)	5,764	17.9%	4,930	19.3%
Amortization of acquisition-related intangible assets	1,667	5.2%	1,713	6.7%
Research and development expenses	1,181	3.7%	1,003	3.9%
Restructuring and other costs (income), net (e)	99	0.3%	(413)	-1.6%
	24,424	75.8%	20,948	82.0%
Operating Income	7,794	24.2%	4,594	18.0%
Interest Income	65		224
Interest Expense	(553)		(676)
Other Expense, Net (f)	(81)		(72)
Income Before Income Taxes	7,225		4,070
Provision for Income Taxes (g)	(850)		(374)
Net Income	$6,375	19.8%	$3,696	14.5%

Earnings per Share:
Basic	$16.09		$9.24
Diluted	$15.96		$9.17
Weighted Average Shares:
Basic	396		400
Diluted	399		403

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$7,794	24.2%	$4,594	18.0%
Cost of Revenues Charges (c)	6	0.0%	17	0.1%
Selling, General and Administrative (Credits) Charges, Net (d)	(10)	0.0%	62	0.2%
Restructuring and Other Costs (Income), Net (e)	99	0.3%	(413)	-1.6%
Amortization of Acquisition-related Intangible Assets	1,667	5.2%	1,713	6.7%
Adjusted Operating Income (b)	$9,556	29.7%	$5,973	23.4%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$6,375		$3,696
Cost of Revenues Charges (c)	6		17
Selling, General and Administrative (Credits) Charges, Net (d)	(10)		62
Restructuring and Other Costs (Income), Net (e)	99		(413)
Amortization of Acquisition-related Intangible Assets	1,667		1,713
Other Expense, Net (f)	121		144
Benefit from Income Taxes (g)	(448)		(244)
Adjusted Net Income (b)	$7,810		$4,975

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$15.96		$9.17
Cost of Revenues Charges, Net of Tax (c)	0.01		0.03
Selling, General and Administrative (Credits) Charges, Net of Tax (d)	(0.02)		0.12
Restructuring and Other Costs (Income), Net of Tax (e)	0.19		(0.56)
Amortization of Acquisition-related Intangible Assets, Net of Tax	3.24		3.30
Other Expense, Net of Tax (f)	0.23		0.27
(Benefit from) Provision for Income Taxes (g)	(0.06)		0.02
Adjusted EPS (b)	$19.55		$12.35

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$8,289		$4,973
Purchases of Property, Plant and Equipment	(1,474)		(926)
Proceeds from Sale of Property, Plant and Equipment	8		36
Free Cash Flow	$6,823		$4,083

Segment Data	Year Ended
	December 31,	% of	December 31,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$12,168	37.8%	$6,856	26.8%
Analytical Instruments	5,124	15.9%	5,522	21.6%
Specialty Diagnostics	5,343	16.6%	3,718	14.6%
Laboratory Products and Services	12,245	38.0%	10,599	41.5%
Eliminations	(2,662)	-8.3%	(1,153)	-4.5%
Consolidated Revenues	$32,218	100.0%	$25,542	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$6,109	50.2%	$2,446	35.7%
Analytical Instruments	808	15.8%	1,273	23.1%
Specialty Diagnostics	1,368	25.6%	930	25.0%
Laboratory Products and Services	1,271	10.4%	1,324	12.5%
Subtotal Reportable Segments	9,556	29.7%	5,973	23.4%

Cost of Revenues Charges (c)	(6)	0.0%	(17)	-0.1%
Selling, General and Administrative Credits (Charges), Net (d)	10	0.0%	(62)	-0.2%
Restructuring and Other (Costs) Income, Net (e)	(99)	-0.3%	413	1.6%
Amortization of Acquisition-related Intangible Assets	(1,667)	-5.2%	(1,713)	-6.7%
GAAP Operating Income (a)	$7,794	24.2%	$4,594	18.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 and 2019 include $2 and $1, respectively, of charges to conform the accounting policies of a recently acquired businesses with the company's accounting policies. Reported results in 2020 also include $4 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2019 include $16 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $(6) and $62, respectively, of certain third-party (credits) expenses, principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions and a divestiture; ii) $9 and $3, respectively, of credits from changes in estimates of contingent acquisition consideration; and iii) $5 and $(1), respectively, of charges (income) associated with product liability litigation. Reported results in 2019 also include $4 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2020 include $32 of charges for the write-off of acquired technology. Reported results in 2019 include $482 of gain principally on sale of the Anatomical Pathology business, $6 of charges for impairment of acquired technology in development and $4 of charges for pre-acquisition litigation-related matters.
(f) Reported results in 2020 include $81 of costs for the terminated Qiagen acquisition, primarily for amortization of bridge loan commitments fees and entering hedging contracts, $42 of charges related to terminated interest rate swaps, and $8 of net charges for the settlement/curtailment of pension plans, offset in part by $10 of gains from investments. Reported results in 2019 include $184 of losses on the early extinguishment of debt and $4 of net charges for the settlement/curtailment of pension plans offset in part by $44 of gains from investments.
(g) Reported provision for income taxes includes i) $425 and $253 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $4 and $7 of incremental tax provision in 2020 and 2019, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; iii) $27 of incremental tax benefit in 2020 from audit settlements; and iv) $2 of incremental tax provision in 2019, to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.
Notes:
Consolidated depreciation expense is $658 and $564 in 2020 and 2019, respectively.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
(In millions)	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$10,325	$2,399
Accounts receivable, net	5,741	4,349
Inventories	4,029	3,370
Other current assets	1,862	1,775
Total current assets	21,957	11,893
Property, Plant and Equipment, Net	5,912	4,749
Acquisition-related Intangible Assets	12,685	14,014
Other Assets	2,457	2,011
Goodwill	26,041	25,714
Total Assets	$69,052	$58,381

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,628	$676
Other current liabilities	7,676	5,521
Total current liabilities	10,304	6,197
Other Long-term Liabilities	5,134	5,433
Long-term Obligations	19,107	17,076
Total Shareholders' Equity	34,507	29,675
Total Liabilities and Shareholders' Equity	$69,052	$58,381

Condensed Consolidated Statement of Cash Flows

	Year Ended
	December 31,	December 31,
(In millions)	2020	2019

Operating Activities
Net income	$6,375	$3,696

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,325	2,277
Change in deferred income taxes	(552)	(302)
Gain on sales of businesses	—	(482)
Other non-cash expenses, net	536	449
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(395)	(665)
Net cash provided by operating activities	8,289	4,973

Investing Activities
Acquisitions, net of cash acquired	(38)	(1,843)
Purchases of property, plant and equipment	(1,474)	(926)
Proceeds from sale of property, plant and equipment	8	36
Proceeds from sale of business, net of cash divested	—	1,128
Other investing activities, net	(6)	118
Net cash used in investing activities	(1,510)	(1,487)

Financing Activities
Net proceeds from issuance of debt	3,464	5,638
Repayment of debt	(713)	(6,360)
Net proceeds from issuance of commercial paper	383	2,781
Repayment of commercial paper	(387)	(3,464)
Purchases of company common stock	(1,500)	(1,500)
Dividends paid	(337)	(297)
Net proceeds from issuance of company common stock under employee stock plans	196	153
Other financing activities, net	(147)	(69)
Net cash provided by (used in) financing activities	959	(3,118)

Exchange Rate Effect on Cash	176	(63)
Increase in Cash, Cash Equivalents and Restricted Cash	7,914	305
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,422	2,117
Cash, Cash Equivalents and Restricted Cash at End of Period	$10,336	$2,422

Free Cash Flow (a)	$6,823	$4,083

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.